                                                                    Exhibit 99.1

(1) The reportable securities consists of: (a) 219 shares of common stock
(b)1,122,590 shares of common stock issuable upon conversion of convertible preferred stock (c) 20,520 shares of common stock issuable upon the exercise of common stock warrants and (d) 103,712 shares of common stock issuable upon the exercise of convertible preferred stock warrants, assuming the adjustment of all outstanding warrants to purchase shares of the Issuer's convertible preferred stock into warrants to purchase shares of the Issuer's common stock.  The reportable securities are held directly by Perseus-Soros Biopharmaceutical Fund, L.P., or
PSBF, and are indirectly held by Perseus-Soros Partners, LLC or PSPGP, as general partner of PSBF, Aisling Capital LLC, or Aisling Capital, as the managing member of PSPGP, and each of the individual managing members of Aisling Capital,
including the Reporting Person.   PSBF, PSPGP, Aisling Capital and the individual
managing members of Aisling Capital including the Reporting Person share voting and dispositive power over the reportable securities directly held by PSBF.  The
Reporting Person serves as a director of the Issuer.